Exhibit 99.1

  NEWS

FOR RELEASE: Thursday, October 24, 2002

Charter Projects Preliminary Third Quarter 2002

Revenue, Cash Flow and RGU Growth

ST. LOUIS - During a confidential conference call with its credit facility lenders today, Charter Communications, Inc. (Nasdaq: CHTR) provided preliminary information on third quarter 2002 revenue, cash flow and revenue generating unit (RGU) growth.

Because some representatives of the news media obtained access to this confidential information from third parties, the Company has determined to release this preliminary information.

Third Quarter Preliminary Revenue, Cash Flow and RGU Highlights

Charter estimated that third quarter revenues increased approximately 12.6% and operating cash flow increased approximately 8.7% compared to 2001 pro forma results. Charter added approximately 215,000 RGUs, consisting of approximately 150,000 digital customers, and approximately 150,000 high-speed data customers, partially offset by the net loss of approximately 85,000 basic customers. Pro forma third quarter 2001 revenues of $1,047 million and operating cash flow of $457 million includes the impact of the acquisitions of systems serving 21,600 customers in April 2002 and certain operating assets of High Speed Access Corporation in February 2002 as if they had occurred as of the third quarter of 2001.

Revenue and operating cash flow growth resulted primarily from increased digital video and high-speed data customers, partially offset by a decline in analog video customers. The decline in analog video customers is primarily due to competition from satellite providers, customer reaction to increased prices in rebuilt markets, and continued implementation of tightened credit policies announced at the beginning of the year. The company remains committed to growing each segment of its business. Charter's high-end services, digital video and high-speed data, are continuing to grow, and the company is improving its overall customer experience, bundling its products and pricing its entry level packages to more effectively compete with satellite providers.

Looking Ahead

Charter management said fourth quarter 2002 guidance, and finalized results from its third quarter 2002, will be provided in its third quarter earnings report on Tuesday, November 5, 2002 prior to market open.

About Charter Communications

Charter Communications, A Wired World Company™, is among the nation's largest broadband communications companies, currently serving some 6.7 million customers in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform marketed under the Charter Digital Cable® brand and high-speed Internet access via Charter Pipeline® .. Commercial high-speed data, video and Internet solutions are provided under the Charter Business NetworksTM brand. Advertising sales and production services are sold under Charter Media.

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More information about Charter can be found at www.charter.com.

Charter will conduct a conference call to discuss their operating results on Tuesday, November 5, 2002 at 11:00 AM Eastern Time. The call will be available live via webcast at www.charter.com. The call will be available on the "Investor Center" portion of the website, via "About Us." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website.

Statements in this press release regarding Charter Communications' business that are not historical facts may be "forward-looking statements." Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Charter files from time to time with the U.S. Securities and Exchange Commission.

CONTACTS:
Media: David Andersen
314.543.2213
dandersen@chartercom.com

Equity Analysts: Mary Jo Moehle
314.543.2397
mmoehle@chartercom.com

High Yield Analysts: Ralph Kelly
314.543.2388
rkelly@chartercom.com